Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 2, 2011 (except for Note 2, as to which the date is October 20, 2011 and the “Stock Splits” section of Note  3, as to which the date is                , 2011), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-174661) and related Prospectus of Groupon, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Chicago, Illinois
                , 2011

The foregoing consent is in the form that will be signed upon the completion of the stock split described in the “Stock Splits” section of Note 3 to the financial statements.

/s/ Ernst & Young LLP

Chicago, Illinois
October 20, 2011